Exhibit 10.1

FuelCell Energy 3 Great Pasture Road Danbury, CT 06810

February 21, 2019

CVI Investments, Inc.

c/o Heights Capital Management

101 California Street, Suite 3250

San Francisco, CA 94111

Attention: Martin Kobinger,

Investment Manager

Re:	Waiver and Voluntary Reduction

Dear Sir:

Reference is hereby made to (a) that certain Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock (the “Certificate of Designations”, and the Series C Convertible Preferred Stock previously issued thereunder, the “Series C Preferred Stock”) of FuelCell Energy, Inc., a Delaware corporation (the “Company”, “us” or “we”) and (b) CVI Investments, Inc., in its capacity as the sole holder of Series C Preferred Stock of the Company (the “Holder” or “you”). All capitalized terms used but not defined herein shall have the meanings given to such terms in the Certificate of Designations.

From and after the later of (x) the date hereof and (y) the date the Company obtains the Series D Consent (as defined below) (the “Applicable Time”), and pursuant to the terms of this letter agreement (this “Agreement”), the parties hereto agree as follows (collectively, the “Waivers”): (a) the Holder hereby waives any Equity Conditions Failures which may have occurred with respect to any Installment Date in calendar years 2018 or 2019, effective as of the time immediately prior to the time of occurrence of such Equity Conditions Failures (the “Waiver Effective Time”); (b) the Company hereby waives any restrictions in the Certificate of Designations to the conversion of the Series C Preferred Stock from and after the Maturity Date (other than the limitations set forth in Section 4(d) of the Certificate of Designations); (c) the Holder hereby waives any Late Charges accrued and unpaid as of the date hereof, if any; (d) the parties hereto hereby waive Section 9 of the Certificate of Designations, which shall be of no further force and effect; (e) the Holder hereby acknowledges and agrees that neither the exchange of that certain Series A Warrant to Purchase Common Stock, issued by the Company to Hudson Bay Master Fund Ltd. (“Hudson Bay”) on July 12, 2016, for 6,000,000 shares of Common Stock pursuant to the Exchange Agreement, dated as of the date hereof, between the Company and Hudson Bay (the “Exchange Agreement”), nor the issuance of shares of Common Stock pursuant to the Exchange Agreement shall result in any anti-dilution or other adjustments under the Certificate of Designations or this Agreement; (f) the Holder hereby waives (x) any anti-dilution rights and conversion price adjustments with respect to the Series D Convertible Preferred Stock of the Company (the “Series D Preferred Stock”), the conversion of the shares of Series D Preferred Stock into Common Stock, and any future amendment, modification or exchange of the Series D Preferred Stock (if any) and (y) any restrictions in the Certificate of Designations that would otherwise require the consent of the Holder to any such conversion, amendment, modification or exchange; and (g) the parties hereto hereby agree that, from the date hereof until the first to occur of the following: (x) an increase in the authorized shares of Common Stock the Company or (y) any reverse stock split of the Common Stock of the Company (as applicable, the “New Availability Event”), the Company shall reserve (and the Holder waives, in part, any reserve requirements and obligations of the Company under the Certificate of Designations and the Certificate of Designations, Preferences and Rights of the Series D Preferred Stock as necessary such that the Company shall only be required to reserve) 23,041,862 shares of Common Stock for conversions of the shares of Series C Preferred Stock, 34,792,269 shares of Common Stock for conversions of the shares of Series D Preferred Stock held by the Holder and 31,649,342 shares of Common Stock for conversions of the shares of Series D Preferred Stock held by Tech Opportunities LLC, in each case, prior to the occurrence of a New Availability Event after the date hereof. As of the Applicable Time, (I) the Holder shall be deemed to have deferred all Installment Amounts related to such Equity Condition Failures to the Maturity Date and (II) the Company shall be deemed to have reduced the Conversion Price of any Preferred Shares converted by the Holder from and after the Waiver Effective Time and prior to the date hereof, as necessary, to cause the aggregate number of shares of Common Stock delivered with respect thereto to equal to the aggregate number of shares of Common Stock issuable upon conversion of such Preferred Shares at each such time, as applicable.

From and after the Applicable Time, but only until such time as a Limited Waiver Termination Event (as defined below) has occurred (after which this paragraph shall have no further force and effect and shall be null and void) (such period, the “Limited Waiver Period”), the Holder hereby waives (the “Limited Waiver”) (a) any Triggering Event occurring after the date hereof (excluding any Triggering Events referred to in clauses (i) and (ii) of the definition of “Limited Waiver Termination Event” below) and its rights in the Certificate of Designations to receive notices with respect thereto (excluding any Triggering Events referred to in clauses (i) and (ii) of the definition of “Limited Waiver Termination Event” below), and (b) its rights to demand, require or otherwise receive payment, in cash, of any amount due and payable under the Certificate of Designations or to commence any actions with any court of any jurisdiction with respect thereto (excluding any actions to enforce the terms and conditions of this Agreement (including, without limitation, the Voluntary Reduction (as defined below)), the conversion of any Preferred Shares and/or the delivery of shares of Common Stock in connection with any such conversion of any Preferred Shares, as applicable). For the purpose of this Agreement, “Limited Waiver Termination Event” shall mean the earliest to occur of the following:

(i)	the occurrence of a Triggering Event under Sections 5(a)(i), (ii), (iv) or (vii);

(ii)	the occurrence of a Bankruptcy Triggering Event or a Fundamental Transaction; or

(iii)	the fifth (5th) Trading Day following the date of any breach by the Company of this Agreement (including, without limitation, the failure to comply with the Voluntary Reduction in connection with any conversion of any Preferred Shares), absent cure by the Company of such breach within such five (5) Trading Day period.

The Certificate of Designations is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects and the parties hereto acknowledge and agree that nothing herein constitutes an amendment or (except after the Applicable Time for the Waiver and, during the Limited Waiver Period for the Limited Waiver) a waiver of any provision thereof.

In connection with the foregoing, in accordance with Section 8(d) of the Certificate of Designations, with respect to any conversion of any Preferred Shares on or after the date hereof, the Company hereby irrevocably reduces the Conversion Price of each such conversion of Preferred Shares as necessary to cause the number of shares of Common Stock to be issued in any such given conversion to be as follows (collectively, the “Voluntary Reduction”):

(i)            Solely with respect to the initial conversion of Preferred Shares immediately after the date of this Agreement, which relates, in part, to the Conversion Notice originally provided by the Holder on January 25, 2019 (the “Initial Conversion”):

N =	((CA + $1,000,000)* 125%) – (DS * Base Measurement Price)
P

N = Aggregate number of shares of Common Stock to be issued in the Initial Conversion

CA = The Conversion Amount of the Preferred Shares subject to such conversion

P = Conversion Price of the Preferred Shares, which shall be lowest of (x) the Base Measurement Price, (y) 85% of the lowest Closing Bid Price of the Common Stock during the period beginning on and including the fifth (5th) Trading Day prior to the date on which the applicable Conversion Notice is delivered to the Company and ending on and including the date on which the applicable Conversion Notice is delivered to the Company, and (z) 85% of the quotient of (I) the sum of the five (5) lowest VWAPs of the Common Stock during the twenty (20) consecutive Trading Day period ending and including the Trading Day immediately preceding the applicable Conversion Date divided by (II) five (5) (it being understood and agreed that all such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period)

DS = 2,488,479

(ii)          With respect to all subsequent conversions of Preferred Shares (other than the Initial Conversion):

N =	CA * 125%
P

N = Aggregate number of shares of Common Stock to be issued in the applicable conversion

CA = The Conversion Amount of the Preferred Shares subject to such conversion

P = Conversion Price of the Preferred Shares, which shall be lowest of (x) the Base Measurement Price, (y) 85% of the lowest Closing Bid Price of the Common Stock during the period beginning on and including the fifth (5th) Trading Day prior to the date on which the applicable Conversion Notice is delivered to the Company and ending on and including the date on which the applicable Conversion Notice is delivered to the Company, and (z) 85% of the quotient of (I) the sum of the five (5) lowest VWAPs of the Common Stock during the twenty (20) consecutive Trading Day period ending and including the Trading Day immediately preceding the applicable Conversion Date divided by (II) five (5) (it being understood and agreed that all such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period)

For the purpose of the foregoing formulas, (a) “Base Measurement Price” means the lower of (x) $0.371 (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations and similar events) and (y) 85% of the Adjustment Market Price (as defined below); (b) “Adjustment Market Price” means the lesser of (i) the VWAP on the Trading Day immediately prior to the Adjustment Date and (ii) the quotient determined by dividing (x) the sum of the VWAP of the Common Stock for each of the two (2) lowest Trading Days during the ten (10) consecutive Trading Day period ending on and including the Trading Day immediately preceding the Adjustment Date, divided by (y) two (2); and (c) “Adjustment Date” means the eleventh (11th) Trading Day immediately following the earliest to occur of (x) if a reverse stock split of the Common Stock of the Company occurs (after the date hereof) on or before May 1, 2019, May 1, 2019, (y) if a reverse stock split of the Common Stock of the Company occurs after May 1, 2019 but before June 15, 2019, the date of the occurrence of such reverse stock split, and (z) if a reverse stock split of the Common Stock of the Company has not occurred by June 15, 2019, June 15, 2019.

For the avoidance of doubt, to convert Preferred Shares into shares of Common Stock pursuant to this Agreement, the Holder shall deliver an executed Conversion Notice in the form attached to the Certificate of Designations as Exhibit I.

The Company shall obtain the consent of the holders of the existing Series D Preferred Stock (including any shares of preferred stock issued in exchange therefor) to the Voluntary Reduction and the waiver of any effects of the Voluntary Reduction with respect thereto (including, without limitation, any adjustment to the conversion price or otherwise) of the Series D Preferred Stock (collectively, the “Series D Consent”).

The Holder hereby represents and warrants as follows:

a.       It is not under any contractual or other restriction or other obligation which is inconsistent with this Agreement.

b.       It has not assigned to any Person any right, claim or cause of action encompassed or arising from matters set forth in this Agreement.

c.       It has had a full and fair opportunity to make inquiries about the terms and conditions of this Agreement and to discuss the same and all related matters with its own independent counsel, accountant and tax advisers; and this Agreement has been executed and delivered by it of its own free will and without promises, threats or the exertion of any duress.

d.       This Agreement has been duly executed by the Holder and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Holder enforceable against the Holder in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

The Company hereby represents and warrants to the Holder as follows:

a.       The Company is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction in which it was formed, and has the requisite power and authority to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted.

b.       The Company is not under any contractual or other restriction or other obligation which is inconsistent with this Agreement.

c.       The Company has not assigned to any Person any right, claim or cause of action encompassed or arising from matters set forth in this Agreement.

d.       The execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, and, other than the Series D Consent, no further action is required by the Company, its board of directors or the Company’s stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

e.       The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the Voluntary Reduction) will not (i) result in a violation of the certificate of incorporation (including, without limitation, any certificate of designation contained therein), bylaws, or the terms of any capital stock or other securities of the Company, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected. After giving effect to any consents and waivers obtained by the Company on or prior to the date hereto (including, without limitation, the Series D Consent), there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the Voluntary Reduction.

This Agreement shall inure to the benefit of the parties hereto and shall be binding upon each of the parties hereto and their assigns, successors, heirs, and representatives.

Each of the parties hereto represents and warrants that it has the authority to enter into this Agreement, that the Person(s) signing this Agreement on its behalf is authorized to do so and that it has not assigned or otherwise transferred any interest in any claim which is the subject of this Agreement.

Each of the parties hereto agrees and understands that all of the terms of this Agreement are contractual and not merely recitals.

Each of the parties to this Agreement was represented by counsel and this Agreement was negotiated at arm’s length and should not be read against any party. Each of the parties hereto and their respective counsel acknowledge that they have carefully read and fully understand the provisions of this Agreement, that they have been given a reasonable period of time to consider the terms of this Agreement, and that they enter into this Agreement knowingly and voluntarily and not as a result of any pressure, coercion, or duress and thus no party shall attempt to invoke the rule of construction to the effect that ambiguities, if any, are to be resolved against the drafting party.

If any of the provisions of this Agreement is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each of the Company and the Holder hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, or to enforce a judgment or other court ruling in favor of the Holder.

The Company shall promptly reimburse Kelley Drye & Warren, LLP (counsel to the Holder), on demand, for all reasonable, documented costs and expenses incurred by it in connection with negotiating, preparing and delivering this Agreement and consummating the transactions contemplated hereby (including, without limitation, all reasonable, documented legal fees and disbursements in connection therewith and due diligence in connection with the transactions contemplated thereby) in an aggregate amount not to exceed $85,000.

Each of the parties hereto acknowledges and agrees that this Agreement is the final and binding Agreement between them concerning the matters discussed herein. This writing contains the entire Agreement of the parties hereto and, in entering into this Agreement, each of the parties hereto acknowledges that it has not relied on any promise, agreement, representation or statement, whether oral or written, that is not expressly set forth in this Agreement.

No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by the parties hereto.

The date of execution of this Agreement shall be the date upon which the last of the parties hereto signs this Agreement.

This Agreement may be signed in counterparts and, if so signed, this Agreement shall have the same force and effect as if signed at the same time. A facsimile or PDF signature shall be deemed to be an original signature for all purposes.

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses and facsimile numbers for such notices and communications shall be as set forth on the signature pages attached hereto.

On or before 9:30 a.m., New York time, on the first (1st) Business Day after the date of this Agreement, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated hereby in the form required by the Securities Exchange Act of 1934, as amended, and attaching this Agreement (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated hereby. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, with respect to this Agreement and the transactions contemplated hereby shall terminate.

The Company shall not, and the Company shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide the Holder with any material, non-public information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of the Holder (which may be granted or withheld in the Holder’s sole discretion) unless such information is being expressly requested in writing (which may be an e-mail) by the Holder after the Company has stated that such information is material, non-public information. In the event of a breach of any of the foregoing covenants, or any of the covenants or agreements relating to material, non-public information contained in the Certificate of Designations, by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents (as determined in the reasonable good faith judgment of the Holder following consultation with the Company), in addition to any other remedy provided herein or in the Certificate of Designations, on the third (3rd) Business Day after the Holder’s delivery of a written request to the Company to publicly disclose such information (and the failure by the Company to publicly disclose such information prior thereto), the Holder shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees or agents. The Holder shall not have any liability to the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees, affiliates, shareholders or agents, for any such disclosure. To the extent that the Company delivers any material, non-public information to the Holder without the Holder’s consent or request, the Company hereby acknowledges and agrees that the Holder shall not have any duty of confidentiality with respect to, or a duty not to trade on the basis of, such material, non-public information. Subject to the foregoing, neither the Company, its Subsidiaries nor the Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Holder, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Holder shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Holder (which may be granted or withheld in the Holder’s sole discretion), the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of the Holder in any filing, announcement, release or otherwise (other than in the exhibit of this Agreement attached to the 8-K Filing). Notwithstanding anything contained in this Agreement to the contrary and without implication that the contrary would otherwise be true, the Company expressly acknowledges and agrees that the Holder shall not have (unless expressly agreed to by the Holder after the date hereof in a written definitive and binding agreement executed by the Company and the Holder), any duty of confidentiality with respect to, or a duty to the Company not to trade on the basis of, any material, non-public information regarding the Company or any of its Subsidiaries.

Sincerely,

FUELCELL ENERGY, INC.

By:	/s/ Michael S. Bishop
Name: Michael S. Bishop
Title: Sr. VP & CFO

Address:
FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, CT 06810
Attention: Chief Financial Officer

Facsimile Number: 203-825-6069

Acknowledged and agreed by:

CVI INVESTMENTS, INC.

By: Heights Capital Management, Inc., Its authorized agent

By:	/s/ Martin Kobinger
Name: Martin Kobinger
Title: Investment Manager

Address:
CVI Investments, Inc.
c/o Heights Capital Management
101 California Street, Suite 3250
San Francisco, CA 94111
Attention: Martin Kobinger, Investment Manager

Facsimile Number: ______________

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